UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 13, 2016

PDL BioPharma, Inc.

(Exact name of Company as specified in its charter)

000-19756
(Commission File Number)

Delaware	94-3023969
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

932 Southwood Boulevard
Incline Village, Nevada 89451
(Address of principal executive offices, with zip code)

(775) 832-8500
(Company’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On December 13, 2016, the Board of Directors (the Board) of PDL BioPharma, Inc. (the Company) approved the decisions of the Compensation Committee (the Compensation Committee) of the Board with respect to its recommendations of awards to the Company’s management under the 2016 Annual Bonus Plan, the 2014/2018 Long-Term Incentive Plan (2014/2018 LTIP) and 2015/2019 Long-Term Incentive Plan (2015/2019 LTIP).
2016 Annual Bonus Plan
The Compensation Committee evaluated the Company’s performance against the 2016 corporate performance goals established for the Company’s 2016 Annual Bonus Plan as set forth below:

2016 Corporate Goal	Weight
Purchase of Income Generating Assets	35%
Management of Income Generating Assets	30%
Financing and Tax Management	35%
Total	100%

Following this review, and in acknowledgment of the recent reduction in the Company’s share price, the Compensation Committee determined, and the Board approved, that 75% of the 2016 corporate performance goals established for the Company’s 2016 Annual Bonus Plan were achieved.
The Compensation Committee also reviewed for each of the Company’s named executive officers (other than Mr. McLaughlin whose annual bonus is based solely upon achievement of the corporate performance goals described above), the level of achievement of each named executive officer’s 2016 individual goals established for the Company’s 2016 Annual Bonus Plan and made the following determinations:

•	Mr. Stone achieved 125%;

•	Mr. Garcia achieved 125%;

•	Mr. Hart achieved 125%; and

•	Mr. Pietzke achieved 120%.

Based on the foregoing and under the terms of the 2016 Annual Bonus Plan, the Compensation Committee determined and the Board approved, the bonuses set forth in the chart below for each of the Company’s named executive officers:

Name	Title	2016 Annual Bonus Plan Bonus
John P. McLaughlin	President and Chief Executive Officer	$600,049
Christopher Stone	Vice President, General Counsel and Secretary	$302,105
Peter Garcia	Vice President and Chief Financial Officer	$282,385
Danny Hart	Vice President, Business Development	$250,638
Steffen Pietzke	Controller and Chief Accounting Officer	$112,074

2014/2018 Long-Term Incentive Plan
The Compensation Committee evaluated the Company’s performance against a performance goal of the income generating asset acquisitions acquired by the Company during 2014 and 2015 generating at least 75% of the projected cash flow for such assets during the 2016 calendar year, which goal was established by the Compensation Committee for the 2014/2018 LTIP in order to compensate, retain and incentivize its named executive officers for the vesting period of 2016 (the Vesting Period).
Under the 2014/2018 LTIP, each executive officer is eligible for awards consisting of (i) restricted stock and (ii) a cash payment. With respect to the Vesting Period, 16.667% of the amounts awardable under the 2014/2018 LTIP will vest on December 13, 2016 and will be paid to the named executive officers shortly thereafter. The target payments are adjustable at the discretion of the Compensation Committee.

Following its review, the Compensation Committee determined, and the Board approved, that the 2016 vesting period goal had been achieved because the actual cash flow generated from income generating assets acquired by the Company during 2014 and 2015 exceeded 75% of the forecasted cash flows of such assets. Based on the foregoing, the cash and restricted stock awards for each of the Company’s named executive officers for the Initial Vesting Period are set forth in the chart below:

Name	Title	2014/2018 LTIP Cash Payment	2014/2018 LTIP Value of Restricted Stock
John P. McLaughlin	President and Chief Executive Officer	$381,334	$163,429
Christopher Stone	Vice President, General Counsel and Secretary	$97,724	$41,882
Peter Garcia	Vice President and Chief Financial Officer	$96,948	$41,549
Danny Hart	Vice President, Business Development	$78,435	$33,615
Steffen Pietzke (1)	Controller and Chief Accounting Officer	__	__

(1)	Mr. Pietzke was not eligible to receive payment under the 2014/2018 LTIP because he joined the Company after eligibility under the plan expired.

2015/2019 Long-Term Incentive Plan
The Compensation Committee evaluated the Company’s performance against a performance goal of the amount of cash deployed in the Company’s income generating asset acquisitions that was established by the Compensation Committee for the 2015/2019 LTIP in order to compensate, retain and incentivize its named executive officers for the initial vesting period of 2015 and 2016 (the Initial Vesting Period)
Under the 2015/2019 LTIP, each executive officer is eligible for awards consisting of (i) restricted stock and (ii) a cash payment. With respect to the Initial Vesting Period, 50% of the amounts awardable under the 2015/2019 LTIP will vest on December 13, 2016 and will be paid to the named executive officers shortly thereafter. The target payments are adjustable at the discretion of the Compensation Committee.
Following its review, the Compensation Committee determined, and the Board approved, that, based on the Company having acquired $462 million in income generating assets during 2015 and 2016, that the award would be paid at 92% of the target award. Based on the foregoing, the cash and restricted stock awards for each of the Company’s named executive officers for the Initial Vesting Period are set forth in the chart below:

Name	Title	2015/2019 LTIP Cash Payment	2015/2019 LTIP Value of Restricted Stock
John P. McLaughlin	President and Chief Executive Officer	$1,056,707	$452,875
Christopher Stone	Vice President, General Counsel and Secretary	$352,043	$150,875
Peter Garcia	Vice President and Chief Financial Officer	$349,245	$149,677
Danny Hart	Vice President, Business Development	$326,830	$140,070
Steffen Pietzke	Controller and Chief Accounting Officer	$107,578	$46,117

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PDL BIOPHARMA, INC.
(Company)

By:	/s/ John P. McLaughlin
John P. McLaughlin
President and Chief Executive Officer

Dated: December 16, 2016